EXHIBIT 99.1

SOUTHERN PERU WILL CONTINUE THE TIA MARIA PROJECT

Lima, March 27, 2015- The mining company, Southern Peru Copper Corporation (SPCC), the Peruvian Branch of Southern Copper Corporation (SCC), announced today that it will continue its best efforts to develop the Tia Maria project, located in the district of Cocachacra, province of Islay, region of Arequipa, (Perú).

Regarding the statements made by a representative of the company, Eng. Oscar Gonzalez Rocha, Executive President of SPCC indicated that “the statements do not reflect the will of the company.  We consider the Tia Maria project important and very beneficial to the company, its workers, the community in the surrounding area of the project, as well as to the Arequipa region and the country.  Completion of such project represents the regaining of trust of the mining investor community.

Additionally, we are grateful for the efforts of the authorities of the Peruvian government to promote the creation of a development dialogue roundtable.  We believe that this mechanism will permit synergies between agriculture and mining, as it happens in other countries of the world and is happening with the communities near our operations of Cuajone and Toquepala in the regions of Moquegua and Tacna.  Based on this experience, SPCC firmly believes in the favorable integration of agriculture and mining.

SPCC joins the appeals made by various parties to resume a constructive dialogue.  There will always be an opportunity to look forward and to find common ground between investors, communities and the Peruvian Government”.

Southern Peru Copper Corporation is one of the largest integrated copper producers of the country and has one of the largest copper reserves of the industry.  Southern Copper Corporation (SCC), our parent company, is listed on the New York and Lima stock exchanges and  is owned 85.1% by Grupo Mexico, a Mexican company listed on the Mexican stock exchange.  The remaining 14.9% is owned by the international community of investors.  Southern Copper Corporation operates mines and metallurgical complexes in Mexico and Peru and has exploration activities in Argentina, Chile, Ecuador, Mexico and Peru.